TECHNICAL SUPPORT AGREEMENT


National Jewish Center                                    Denver
Licensee                                                  State of Incorporation

1400 Jackson Street
Address

Denver, Colorado 80206
City, State, Zip Code

303-398-1601                                              Jim Harbin
Area Code/Phone No.                                       License Representative


This Agreement is made and entered into as of this 18th day of December, 1996, by and between LifeRate Systems, Inc. (LRSI) a Minnesota Corporation, having it's principal offices at 7210 Metro Blvd., Minneapolis, MN. 55439-2128 and the Licensee identified above.

LRSI and Licensee have entered into a Development Agreement (the "Development Agreement") on this date pursuant to which LRSI has granted to Licensee a restrictive and nonexclusive license to use the LRSI Software as defined in the Development Agreement. Licensee desires to obtain from LRSI certain technical support services with respect to the LRSI Software and Licensee's use thereof. The terms "LRSI Software, "Documentation," "Defined Computer," "Defined Computer Site," and other capitalized terms have the same meaning in this Agreement as in the Development Agreement, except that for purposes of this Agreement, the term "LRSI Software" shall include any error corrections provided by LRSI pursuant to
Section 1(b) and any new releases, enhancements, or software provided by LRSI pursuant to Sections 1(d), 1(e), and 1(f) of this Agreement, and the term "Documentation" shall include any user documentation or other printed or tangible materials delivered by LRSI to Licensee in connection with any of the foregoing.

In consideration of the mutual covenants contained herein and other valuable consideration, the adequacy and receipt of which is hereby mutually acknowledged, the parties hereto agree as follows:


1. SUPPORT SERVICES. During the term of this Agreement, LRSI agrees to provide the following technical support services to Licensee:

     (a) LRSI agrees to assume primary responsibility for assisting Licensee with reasonable promptness in determining the cause of any malfunction in the LRSI Software. If the case of such malfunction is reasonably believed by LRSI to be attributable to either the Licensee's computer hardware equipment or the operating software used with such equipment. LRSI agrees to provide such assistance to obtain and facilitate, at Licensee's expense, the warranty or maintenance services to remedy the same. As a condition to the obligations of LRSI under this Section 1(a), Licensee agrees to maintain Licensee's computer hardware equipment and operating software maintenance contracts in effect as reasonably recommended by the equipment vendor

     (b) LRSI agrees to use prompt and commercially reasonable efforts to correct verifiable and reproducible errors in the LRSI Software which are reported to LRSI by Licensee in accordance with LRSI's standard reporting procedures. For purposes of this Agreement, the term "error" means any failure of the LRSI Software to function on the Defined Computer substantially as provided in LRSI's then current Documentation for the LRSI Software. The correction of errors shall involve either a software modification or addition that, when made or added to the LRSI Software, makes them capable of functioning on the Defined Computer substantially as provided in the Documentation, or a procedure or routine that, when observed in the regular operation of the LRSI Software, eliminates the practical adverse effect on Licensee of the error. LRSI shall have no responsibility under this Agreement with respect to errors in any version of the LRSI Software other than the most recent release thereof made available by LRSI to Licensee pursuant to Sections 1(e) and 1(f) (or the release of the LRSI Software delivered pursuant to the Development Agreement, if no release has been made pursuant to Sections 1(e) or 1(f) of this Agreement), provided that LRSI shall continue to support a prior release for a reasonable period sufficient to allow Licensee to implement the most recent release, but not to exceed 90 days.



    LRSI's obligations under this Section 1(b) are conditioned upon proper us of the LRSI Software and shall not apply if Licensee makes or permits any modification or alteration therein, or deviates from the operating procedures therefor which are suggested by LRSI, or if an error results in whole or in part from any neglect, accident or misuse by Licensee or its employees or agents, or from any Defined Computer or other equipment failure or failure to maintain a proper operating environment , or from any error in the operating software which are not part of the LRSI Software. If LRSI performs services to correct an error and it is determined that the error resulted in whole or in part form circumstances described in the preceding sentence, LRSI shall have the option to charge License a reasonable fee for such service in addition to the fee provided for in Section 4 herein, which fee shall be based on LRSI's then standard rates for personnel, computer usage, travel and other costs.

    Should LRSI, or its successor as approved in writing by Licensee, discontinue support of the LRSI Software as defined in the Development Agreement and its attached Exhibits within five (5) years after the final payment date, then Licensee shall have the right to receive the source code of the current version of the LRSI Software. Licensee shall only have a right to use such LRSI Software source code for its' benefit and that if its' affiliates as defined in Exhibit D of the Development Agreement. Licensee understands that it is obligated to abide by the terms and conditions of Sections 8, 9, and 19 of the Development Agreement and Section 10 of this Agreement.

    (c) LRSI shall be available to provide reasonable 24 hour a day telephone assistance to Licensee in problem diagnosis and resolution with respect to Licensee's use of the LRSI Software. LRSI shall, at its expense, maintain an 800 number for this purpose. On Sunday's and on Federal and State holidays, LRSI's response may be slower to the extent it utilizes an answering service or paging device. The telephone support service to be provided by LRSI shall not be a substitute for proper training of Licensee's employees.

    Except in emergency situations, all telephone communications by Licensee shall be made by Licensee's representative designated by it from time to time pursuant to Section 11 herein.

    (d) LRSI intends, from time to time, to issue new releases of the LRSI Software to its customers generally, containing error corrections and minor enhancements. LRSI shall provide Licensee with a copy of any such releases. Enhancements may be designated by LRSI as minor or major depending upon the functions added to the prior releases of the LRSI Software.

    (e) With respect to enhancements not covered in Section 1(d) or which LRSI designates as major, and which LRSI makes generally available to its customers for an additional charge, LRSI shall make releases containing such enhancements available to Licensee: (I) for a charge designated by LRSI which shall be in addition to the fee provided for in Section 4 herein, and
    (ii) during the five (5) year period of marketing support by Licensee as defined in Section 12 of the Development Agreement, LRSI shall grant Licensee a 25% discount off LRSI's then current market price for software developed for use in the area of respiratory disease, and (iii) pursuant to the terms and conditions of a separate license agreement.

    (f) With respect to new releases provided to Licensee pursuant to this Agreement, LRSI shall provide object code and user documentation. Such releases shall in no event include source code.

    (g) LRSI shall maintain a trained staff capable of rendering the serviced set forth in this Agreement.

2. ENHANCEMENTS. All error corrections, new releases, enhancements, and updates provided by LRSI to Licensee pursuant to this Agreement shall be part of the LRSI Software and Documentation for purposes of the License under the Development Agreement, and Licensee shall have all of the obligations and be subject to all of the limitations with respect thereto which are set forth in the License Agreement and this Agreement.

Licensee may, from time to time, request that LRSI develop enhancements to the LRSI Software for the commercial benefit and at the expense of Licensee. If Licensee makes such a request, LRSI shall provide License an estimate of LRSI's fees for developing such enhancement within a reasonable time after Licensee's request. Licensee shall provide written documentation of the commercial benefit to Licensee to be derived from the requested enhancement at the time of making such request, and LRSI shall provide written support of the fees to be charged to Licensee for such requested enhancement at the time of providing its estimate of such fees. If Licensee is able to demonstrate through independent third parties that LRSI's fees for the requested enhancement are commercially unreasonable, and the parties are unable to agree on the fees for such enhancement, Licensee shall be entitled to receive the Source Code for the LRSI software module to which such enhancement request applies so Licensee can program such enhancement itself. Licensee understands that upon receipt of such source code, LRSI has no obligation of technical support services as defined herein. If the parties are unable to resolve any dispute with respect to the foregoing matter, such dispute shall be submitted to arbitration in accordance with Section 25 of this Agreement.

Should Licensee receive a copy of the source code for the then current version of the LRSI Software, Licensee understands that it is obligated to abide by the terms and conditions of Sections 8, 9, and 19 of the Development Agreement and
Section 10 of this Agreement.

3. TERMS. The initial term of this Agreement shall commence at the end of the Acceptance Testing period under the Development Agreement and shall continue until the December 31 which immediately follows the end of the Acceptance Testing Period. The initial term shall automatically be extended for successive periods of one year each unless and until terminated pursuant to Section 5 herein. In no event, however, shall the term extend beyond any termination of the license under the Development Agreement.

4. FEES. For the technical use and support services to be provided by LRSI under this Agreement, Licensee agrees to pay to LRSI a monthly fee in the amount set forth in Exhibit "A,". For each yearly extension of the term, LRSI may increase the monthly fee, but License shall be notified of the increase at least 90 days prior to the beginning of such extension (or at the commencement of the initial term if the initial term is for a period of less than 90 days.)

In addition to the foregoing fee, Licensee shall pay the following expenses reasonably incurred by any employees of LRSI who make an on site visit in connection with the performance by LRSI of its services under this Agreement: economy class, round trip air fare or its equivalent; first class, single occupancy hotel or motel accommodations; reasonable out-of-pocket meal expenses; and reasonable out-of-pocket local transportation expenses for taxi and/or automobile rental service. License shall reimburse LRSI for any such expenses within 30 days after receipt of an invoice therefor.

5.   TERMINATION.  This Agreement may be terminated as follows:

    (a) This Agreement shall immediately terminate upon termination of the Development Agreement.

    (b) This Agreement may be terminated by either party effective at the expiration of the then current term of this Agreement, provided that at least 90 days prior written notice is given to the other party

    (c) This Agreement may be terminated by either party upon material default by the other party in the performance of its obligations and failure of such other party to correct such default within 45 days after written notice thereof(or if such default, other than a default in the payment of money owed, cannot reasonably be corrected within such 45 days, then failure of such other party to commence corrective steps within such 45 day period and diligently to pursue such steps to completion).

6. ADDITIONAL SERVICE. Upon written request from Licensee from time to time, but subject to specific agreement by LRSI in each instance, LRSI shall use commercially reasonable efforts to perform additional technical support services which Licensee may reasonably need in addition to those otherwise provided for in this Agreement. Licensee agrees, within 30 days after receipt of an invoice, to pay reasonable charges for such additional services, which shall be based on LRSI's then standard rates for personnel, travel and other costs.


7. COOPERATION. Licensee agrees to cooperate with LRSI in the performance by LRSI of its obligations under this Agreement.

8. EMPLOYEES ON OTHER PARTY'S PREMISES. The employees or authorized agents of each party shall comply with the other party's work rules and security regulations when at the other party's premises in connection with this Agreement. Each party agrees to indemnify and hold harmless the other party from any personal injury or damage to real or tangible personal property resulting from the negligence or intentional misconduct of the first party's employees or agents while they are at the premises of the second party.

9. OWNERSHIP. Title to and ownership of and all proprietary rights in the LRSI Software and the Documentation are reserved to and will at all times remain with LRSI, and Licensee acknowledges that it has and will have no right or interest therein regardless of whether Licensee, its employees or agents may have contributed to the conception or development there or paid LRSI for its services in connection therewith. Licensee shall from time to time take any further action and execute and deliver any further instruments, including documents of assignment or acknowledgment, that LRSI may reasonably request in establishing and perfecting its ownership rights in the LRSI Software and the Documentation.

10. PROTECTION OF PROPRIETARY RIGHTS. Licensee recognizes and agrees that the LRSI Software and the Documentation: (a) are considered and will be considered by LRSI to be trade secrets, (b) are and will be furnished to Licensee in confidence and (c) contain and will contain proprietary and confidential information of LRSI. The placement of a copyright notice on any portion of the LRSI Software or Documentation will not be construed to mean that such portion has been published and will not derogate from any claim that such portion is a trade secret or contains proprietary and confidential information. Licensee agrees to hold the LRSI Software and Documentation in confidence and to take all reasonable precautions to safeguard the confidentiality thereof. Licensee shall not print, copy or duplicate any portion of the LRSI Software or Documentation, in whole or in part, except that Licensee may make a copy of any machine readable portion of the LRSI Software for normal security backup purposes and may make a reasonable number of copies of the user documentation for its own internal use. Licensee shall keep all copyright notices and proprietary legends on the LRSI Software and Documentation and all copies thereof.

Licensee will not provide or otherwise make available any portion of the LRSI Software or Documentation in any form without LRSI's prior written consent except to Licensee's employees or agents during the period they are at the Defined Computer Site and then only for the purposes specifically related to Licensee's authorized use of the LRSI Software. Licensee will take appropriate action by instruction, agreement or otherwise, with any persons permitted access to any portion of the LRSI Software or Documentation to inform them of the trade secret proprietary and confidential nature of the LRSI Software and Documentation and to obtain their compliance with the terms of this Section. Licensee will be liable for noncompliance by agents to the same extent as it would be liable for noncompliance by its employees.

Licensee will insure, prior to disposing of any media, that any materials relating to the LRSI Software or Documentation have been erased or otherwise destroyed.

The provisions of this Section shall survive any termination of this Agreement or the license granted under the Development Agreement. Notwithstanding anything in this Section to the contrary, Licensee shall have no obligation of confidentiality with respect to any portion of an LRSI Program or the Documentation which is in or becomes part of the public domain, and Licensee shall not be in breach of its confidentiality obligations to the extent it is required to disclose any portion of the LRSI Software or the Documentation pursuant to any order of a court or competent jurisdiction as long as Licensee has furnished LRSI notice of any petition for such an order and of any such order prior to disclosure.

11. LICENSEE REPRESENTATIVE. Licensee agrees to designate a qualified person to act as its representative in coordinating the activities of the parties under this Agreement. The name of the initial representative is set forth at the beginning of this Agreement. The representative may be changed from time to time by written notice to LRSI. All communications by and to such representative shall be deemed communications by and to Licensee and shall be binding upon Licensee.

12. PATENT AND COPYRIGHT INDEMNITY. LRSI will, at its expense, defend Licensee against any claim made against Licensee during the term of this Agreement in which claim it is alleged that the LRSI Software as used within the scope of the license granted to Licensee infringe a valid U.S. patent, copyright, or trade secret belonging to any third party, and LRSI will pay all costs, damages, and attorneys' fees that a court finally awards against Licensee as a result of such claim provided that:

    (a)  Licensee promptly notifies LRSI in writing of any such claim, and

    (b) Licensee allows LRSI to control, and fully cooperates with LRSI in, the defense and all related settlement negotiations.

If such a claim of infringement has occurred, or in LRSI's judgment is likely to occur, Licensee agrees to allow LRSI, at LRSI's option and expense, to procure the right for Licensee to continue using the LRSI Software or to replace or modify them so that they become non-infringing. If none of the foregoing alternatives is available on terms which are reasonable in LRSI's judgment, then LRSI shall have the right to terminate the license of each potentially infringing LRSI Software program upon 90 days prior written notice to Licensee, in which event LRSI shall refund to Licensee the amount by which the license fee paid by Licensee under the Development Agreement exceeds the product of one-sixtieth of such license fee multiplied by the number of months between the date when the LRSI Software to which it applies was first installed on the Defined Computer and the date of termination,

This section state LRSI's entire obligation to Licensee regarding infringement or the like.

13. TAXES. Licensee agrees to pay when due (or reimburse LRSI for) all Colorado sales, use and other taxes, including penalties and interest, which LRSI is at any time obligated to pay or collect from the State of Colorado in connection with the services (including new releases, enhancement, and software provided as part of those services) provided pursuant to this Agreement and otherwise in connection with this Agreement, except any taxes based on LRSI's net income. Any delay by LRSI in collecting any such tax shall in no way release Licensee of its obligation to pay or reimburse LRSI.

14. DISCLAIMER OF WARRANTIES. LRSI MAKES NO REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT WITH RESPECT TO THE LRSI SOFTWARE OR THE DOCUMENTATION, EXCEPT AS SET FORTH HEREIN, WITH RESPECT TO THE SERVICES TO BE RENDERED BY LRSI HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

15. LIMITATION OF DAMAGES; EXCLUSIONS OF DAMAGES. THE TOTAL LIABILITY OF LRSI FOR ANY AND ALL CLAIMS IN ANY WAY RELATED TO THIS AGREEMENT AND ANY PERFORMANCE OR NONPERFORMANCE BY LRSI HEREUNDER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE, SHALL IN NO EVENT EXCEED THE TOTAL TECHNICAL SUPPORT FEES AND CHARGES PAID TO LRSI BY LICENSEE WITHIN THE SIX MONTH PERIOD PRIOR TO THE ASSERTION OF ANY SUCH CLAIM. THIS LIMITATION OF LIABILITY WILL NOT APPLY TO CLAIMS UNDER SECTION 8 HEREIN FOR PERSONAL INJURY OR DAMAGE TO REAL OR TANGIBLE PERSONAL PROPERTY CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LRSI'S EMPLOYEES OR AGENTS WHILE AT THE PREMISES OF LICENSEE OR TO CLAIMS UNDER SECTION 12 HEREIN RELATED TO PATENT AND COPYRIGHT INDEMNITY.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY IN NO EVENT SHALL LRSI BE LIABLE TO LICENSEE OR TO ANY THIRD PARTY FOR ANY LOST PROFITS, LOST SAVINGS OR OTHER CONSEQUENTIAL DAMAGES, OR FOR ANY INCIDENTAL OR SPECIAL DAMAGES, EVEN IF LRSI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY LICENSEE BASED UPON ANY CLAIM BY ANY OTHER PARTY AGAINST LICENSEE.

16. THIRD PARTY CLAIMS. Licensee agrees to indemnify and hold LRSI harmless from any and all claims, losses and damages asserted against LRSI by any patient, employee or agent of Licensee, or any Affiliate, or any other person or entity who may be affected by Licensee's use of the LRSI Software, except for claims in which it is alleged that the LRSI Software or Documentation infringe a U.S. patent, copyright or trade secret belonging to any third party.

17. DELAY IN PERFORMANCE. LRSI shall not be responsible for any failure to perform due to causes beyond LRSI's control, including, but not limited to, labor disputes, strikes, acts of God, fire, storm, water, delays in transportation, power failure, communication line failure and governmental actions. Any delay beyond LRSI's control shall be excused and the period of performance extended as may be necessary to enable LRSI to perform after the case of delay has been removed.

18. CONFIDENTIAL INFORMATION OF LICENSEE. LRSI shall use the same standard of care to preserve the confidentiality of all financial, patient and other clearly designated confidential information of Licensee as LRSI uses with respect to its own materials of a confidential nature and with respect to the confidential materials of other licensees of its data processing software.

19. NOTICES. All notices given under this Agreement shall be in writing and shall be given by personal delivery, United States nail or United States express mail, or other established express delivery service (such as Federal Express), postage or delivery charge prepaid, addressed to the parties as follows:

    LRSI          LifeRate Systems, Inc.
                  7210 Metro Blvd.
                  Minneapolis, MN.  55439-2128

    LICENSEE:     The address set forth at the
                  beginning of this Agreement.

Notice shall be considered received on the date of actual receipt, in the event of personal delivery, or on the date of first attempted delivery in the event of United States mail or United States express mail or other established express delivery service. Either party, upon notice to the other, may change the address for future notices as long as the changed address is one to which notices may be delivered in the manner contemplated by this section.

20. GOVERNING LAW; LIMITATION ON ACTIONS. This Agreement is entered into in the State of Minnesota and in all respects shall be construed, interpreted, and governed by the laws of the State of Minnesota, without regard to conflicts of law principles. No claim or action arising out of this Agreement may be asserted by either party more than two years after the cause of action has arisen.

21. ENTIRE AGREEMENT; INTERPRETATION; MODIFICATION. This Agreement and the Development Agreement and their Exhibits, set for the entire agreement and understanding of the parties with respect to subject matter hereof, and supersedes all prior agreements, written or oral, between the parties. The provisions of this Agreement shall be construed as a whole and not strictly for or against either party. The section headings in this Agreement are included only for purposes of convenient reference, and they shall not affect the interpretation of this Agreement. This Agreement may not be amended or modified except by a written instrument signed by both parties.

22. LATE PAYMENTS. If any payment owed by Licensee to LRSI is not paid when due, LRSI, at its option, may charge Licensee interest on such past due amount at the prime rate as published in the WALL STREET JOURNAL on the first of each month.

23. EFFECT OF INVALID OR UNENFORCEABLE PROVISIONS. This Agreement, to the extent possible, shall be construed so as to give validity to all the provisions hereof. any provision of this Agreement found to be invalid or unenforceable shall not affect the validity or enforceability of any other provision of this Agreement and each provision of this Agreement shall be enforced to the fullest extent permitted by applicable law.

24. ACCEPTANCE BY LRSI. This Agreement shall not be effective until accepted by LRSI and signed by one of its officers at its principal office in Minneapolis, Minnesota, and a copy of this Agreement so accepted has been delivered or mailed by LRSI to Licensee.

25. ARBITRATION. If a dispute under this Agreement cannot be resolved by the parties such dispute shall be submitted to binding arbitration except that any dispute under Sections 11, 19, and 24 need not be submitted to arbitration. It is the intent of the parties that the arbitration be structured in such a way as to minimize costs and delay. The arbitration shall be conducted pursuant to the rules of commercial arbitration of the American Arbitration Association (AAA), with the following stipulations or exceptions.

    (a) The arbitration hearing shall be held before a single arbitrator if LRSI and Licensee agree upon a single arbitrator. If LRSI and Licensee cannot agree upon a single arbitrator, then each shall select an arbitrator, and those arbitrators shall select a third arbitrator If they are unable to agree upon a third arbitrator within 15 days, the third arbitrator shall be selected as provided in the AAA rules. Each arbitrator shall have knowledge of healthcare electronic data processing practices.

    (b) The arbitration decision shall be rendered not later than thirty (30) days after the final day of the hearing and shall be judicially enforceable, non-appealable and binding.

    (c) Summaries of any expert testimony, along with copies of all documents to be submitted as exhibits, shall be exchanged at least (10) business days before arbitration under procedures set up by the arbitrator(s).

    (d) Except as otherwise specified herein, there shall be no discovery or dispositive motion practice except as may be permitted by the arbitrator(s), who may authorize only such discovery as is shown to be necessary to insure a fair hearing. No discovery or motions permitted by the arbitrators shall in any way alter the time limits specified herein.

    (e) Arbitration costs, arbitrators' fees, and attorneys' fees and costs shall be allocated between the parties by the arbitrator(s).

    (f) The arbitration shall occur in Chicago, Illinois.

    (g) In no event may the arbitrator(s) award punitive damages.

26. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns. This Agreement and any of its attachments are not assignable or transferable by Licensee except to a successor in interest of the business of Licensee and then only with the prior written approval of LRSI, which approval may require additional license fees and which approval shall not be unreasonable withheld.

IN WITNESS WHEREOF, the parties have executed this Agreement.
LIFERATE SYSTEMS, INC.

By: /s/ William W. Chorske
   Authorized Signature

Title: President & CEO


LICENSEE: National Jewish Center


By: /s/ Lynn Taussig
   Authorized Signature

Title: President & CEO
         12/31/96